EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT IV Acquires
Mint Hill Medical Office Building Near Charlotte

CHARLOTTE, NC (Nov. 18, 2016) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Mint Hill Medical Office Building, an approximately 58,000-square-foot medical office building in the Charlotte suburb of Mint Hill, North Carolina.

The three-story Mint Hill Medical Office Building is 100 percent triple net leased to two tenants, Carolinas Physicians Network, Inc. and The Charlotte-Mecklenburg Hospital Authority, both of which are affiliates of Carolinas HealthCare System, for which the building was built-to-suit in 2007. Carolinas HealthCare System is one of the leading healthcare organizations in the Southeast and enjoys an investment-grade credit rating of AA- from S&P Global Ratings Inc. A number of healthcare services are provided at Mint Hill Medical Office Building, including allergy, biorepository, cardiology, dermatology, endocrinology, gastroenterology, pulmonary and critical care, sleep medicine, sports medicine, telemedicine and urgent care.

“Mint Hill Medical Office Building is 100 percent leased to affiliates of an investment grade credit tenant and one of the finest healthcare providers in the region,” said Danny Prosky, a founding principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT IV. “It is an excellent addition to the rapidly growing portfolio of Griffin-American Healthcare REIT IV.”

Mint Hill Medical Office Building was acquired from HSRE-Mint Hill, LLC, an affiliate of Harrison Street Real Estate Capital, LLC. The seller, an unaffiliated third party, was represented by Joe Dominguez of Healthcare Real Estate Capital, LLC. Griffin-American Healthcare REIT IV financed the acquisition using cash on hand and borrowings under its line of credit with Bank of America, N.A. and KeyBank, National Association.

Griffin-American Healthcare REIT IV purchased its first property in June 2016 and has since acquired a portfolio of nine medical office buildings for an aggregate contract purchase price of approximately $112 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 30 million-square-foot portfolio valued at more than $8.7 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of September 30, 2016, this international portfolio includes more than 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ending December 31, 2016, and it intends to continue to qualify to be taxed as a REIT. Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Corporation
Griffin Capital Corporation (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 55 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 30 states and the United Kingdom, representing approximately $6.9* billion in asset value, based on purchase price, as of September 30, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the quality of tenants at Mint Hill Medical Office Building, its potential value to the company’s portfolio and growth of the company’s portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Mint Hill, North Carolina; the strength and financial condition of Mint Hill Medical Office Building and its tenants; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.